NeoMedia Technologies, Inc.

                                  Exhibit 23.2

                           Independent Auditors' Consent
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                       INDEPENDENT AUDITORS' CONSENT

The Board of Directors
NeoMedia Technologies, Inc:

We consent to incorporation by reference in the registration statement (No. 333-42477) on Form S-8 of NeoMedia Technologies, Inc. of our report dated March 12, 1999, relating to the consolidated balance sheets of NeoMedia Technologies, Inc. and subsidiaries (collectively referred to as the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended, which report appears in the December 31, 1998 annual report on Form 10-KSB of NeoMedia Technologies, Inc.

Our report dated March 12, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a significant accumulated deficit, and working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/   KPMG LLP
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KPMG LLP

Miami, Florida
April 15, 1999